Exhibit 12

Grand Court Lifestyles, Inc.
Ratio of Earnings to Fixed Charges
Deficiency in Fixed Charges
Deficiency in Combined Fixed Charges

                                                                January 31                                   July 31
                                        ------------------------------------------------------------ ------------------------
                                           1995        1996        1997        1998        1999         1998         1999
                                        ----------- ----------- ----------- ----------- ------------ ------------ -----------

Net income(loss) before provision
  (benefit) for income taxes            (4,647,000)  5,811,000  (23,321,000)(2,459,000) (12,976,000) (8,362,000)   3,105,000

Add Fixed Charges:

Interest expense                        13,610,000  15,808,000  16,394,000  19,409,000   22,066,000   10,750,000  10,740,000
Capitalized interest                            --          --   1,212,000   1,551,000    1,849,000      689,000     676,000
Amortization of loan costs               2,198,000   2,495,000   3,129,000   3,096,000    4,540,000    2,132,000   2,389,000
Interest portion of rentals                131,000     138,000     153,000     159,000      482,000      189,000     620,000
                                        ----------- ----------- ----------- ----------- ------------ ------------ -----------

Total Fixed Charges                     15,939,000  18,441,000      20,888  24,215,000   28,937,000   13,760,000  14,425,000
                                        ----------- ----------- ----------- ----------- ------------ ------------ -----------

Net income(loss) before provision
   (benefit) for income taxes
   available
   for fixed charges                    11,292,000  24,252,000  (2,433,000) 21,756,000   15,961,000    5,398,000  17,530,000
                                        =========== =========== =========== =========== ============ ============ ===========

Fixed Charges:

Interest expense                        13,610,000  15,808,000  16,394,000  19,409,000   22,066,000   10,750,000  10,740,000
Capitalized interest expense                    --          --   1,212,000   1,551,000    1,849,000      689,000     676,000
Amortization of loan costs               2,198,000   2,495,000   3,129,000   3,096,000    4,540,000    2,132,000   2,389,000
Interest portion of rentals                131,000     138,000     153,000     159,000      482,000      189,000     620,000
                                        ----------- ----------- ----------- ----------- ------------ ------------ -----------

Total Fixed Charges                     15,939,000  18,441,000  20,888,000  24,215,000   28,937,000   13,760,000  14,425,000
                                        =========== =========== =========== =========== ============ ============ ===========


Ratio of earnings to fixed charges             0.00        1.32        0.00       0.00         0.00          0.00       1.22
                                        =========== =========== =========== =========== ============ ============ ===========

Deficiency in fixed charges             (4,647,000)         --  (24,533,000)(4,010,000) (14,825,000) (9,051,000)          --
                                        =========== =========== =========== =========== ============ ============ ===========
